Exhibit 99.1

Blucora Announces New Board Members

IRVING, TX - (GLOBE NEWSWIRE) - June 1, 2017 - Blucora, Inc. (NASDAQ: BCOR), a leading provider of technology-enabled financial solutions to consumers, small businesses and tax professionals, today announced that two new independent directors, Georganne C. Proctor and Steven Aldrich, have joined Blucora’s Board of Directors. The new additions, which are effective as of June 1, 2017, fill two vacancies on the board.

Ms. Proctor, 60, is the former Chief Financial Officer of TIAA-CREF, serving in that position from 2006 to 2010. Prior to joining TIAA-CREF, Ms. Proctor served as Executive Vice President of Golden West Financial Corporation from 2003 to 2005. Earlier in her career, Ms. Procter served as Chief Financial Officer and as a director during an 18-year career at Bechtel, and prior to that she served as finance director of certain divisions of The Walt Disney Company. Ms. Proctor currently serves on the Boards of Directors of Redwood Trust, Och-Ziff Capital Management Group and SunEdison, Inc., and previously served on the Board of Kaiser Aluminum Corporation. She holds a Bachelor of Science in Business Management from the University of South Dakota and an M.B.A. from California State University East Bay.

Mr. Aldrich, 47, has been the Chief Product Officer at GoDaddy, Inc. since January 2016, and he previously served as their Senior Vice President, Business Applications beginning in 2012. Before joining GoDaddy, Mr. Aldrich served in various senior management roles at Intuit, Inc. from 1996 through 2008 including Vice President of Strategy and Innovation for the small business division. Mr. Aldrich also served as CEO of Outright Inc., an online bookkeeping service, from 2011 to 2012 when it was acquired by GoDaddy, and as CEO of Posit Science Corporation, a software and services company, from 2008 to 2011. Mr. Aldrich holds a Bachelor of Arts in Physics from the University of North Carolina and an M.B.A. from Stanford University.

"The appointments of Ms. Proctor and Mr. Aldrich add significant incremental depth and strength to the Blucora Board of Directors," commented Bill Atwell, Blucora’s Chairman of the Board. “They have track records of proven leadership and expertise in their fields, and we look forward to the unique and valuable perspective that each will add as we continue to grow and strengthen our strategic positioning."
About Blucora®
Blucora, Inc. (NASDAQ:BCOR) is a leading provider of technology-enabled financial solutions to consumers, small businesses and tax professionals. Our products and services in tax preparation and wealth management, through TaxAct and HD Vest, help consumers manage their financial lives. TaxAct is an affordable digital tax preparation solution for individuals, business owners and tax professionals. HD Vest Financial Services® supports an independent network of tax professionals who provide comprehensive financial planning solutions. For more information on Blucora or its businesses, please visit www.blucora.com.

Contact:
Bill Michalek
Blucora Investor Relations
(972) 870-6463